UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2014 (May 8, 2014)

CHATHAM LODGING TRUST
(Exact name of Registrant as specified in its charter)

Maryland	001-34693	27-1200777
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Cocoanut Row, Suite 211 Palm Beach, Florida	33480
(Address of principal executive offices)	(Zip Code)
(561) 802-4477
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed from last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement.
As announced in late January 2014, Chatham Lodging Trust’s (“Chatham”) joint venture with Cerberus Capital Management that owns a 51-hotel, 6,848-room portfolio, which we refer to as the “Innkeepers JV,” began marketing the 51-hotel portfolio for sale. Pursuant to a purchase and sale agreement dated as of May 8, 2014 (the “Purchase and Sale Agreement”), by and among NewINK LLC (“NewINK JV”), certain entities affiliated with Cerberus Capital Management (“Cerberus”), Chatham Lodging, L.P., Chatham’s operating partnership (the “Operating Partnership”), and certain individual owners and operating lessees, Cerberus agreed to sell its interest in the Innkeepers JV to NewINK LLC (the “Innkeepers JV Sale”). NewINK JV, a new joint venture between an affiliate of NorthStar Realty Finance Corp. (“NorthStar”) and an affiliate of the Operating Partnership, was formed to facilitate the Innkeepers JV Sale. NewINK JV is expected to assign to NorthStar the right to acquire Cerberus’s interest in the Innkeepers JV. Upon completion of the Innkeepers JV Sale, NorthStar will own an 89.7% ownership interest in the Innkeepers JV and its 47-hotel portfolio, while Chatham will own the remaining 10.3% ownership interest, which is equal to Chatham’s original interest in the initial Innkeepers JV.

In connection with the Innkeepers JV Sale, Chatham will acquire from the Innkeepers JV four Residence Inn hotels located in Silicon Valley in California comprising an aggregate of 751 rooms, for a gross purchase price of $341.5 million less reserve credits of $15.1 million for a net purchase price of $326.4 million. Chatham expects to fund the Four-Pack Acquisition with equity from the gain on the sale of the Innkeepers JV, borrowings under its senior secured revolving credit facility and with borrowings from four new individual mortgage loans that will be secured by the four hotels and incurred at the closing.

Chatham is considering the redevelopment and expansion of all four Silicon Valley Residence Inn hotels, increasing the room count by 36 percent to a total of 1,023 rooms. The 272-room expansion will include a new lobby and public spaces in each location with an estimated cost of approximately $59.0 million, or $217,000 per room. The redevelopment and expansion is expected to take approximately 12 months once all approvals are obtained.

As part of the Innkeepers JV Sale, NorthStar will acquire Cerberus’ interest in the Innkeepers JV, which will own 47 hotels, for a gross purchase price of $958.5 million less reserve credits of $24.6 million, resulting in a net cash purchase price of $933.9 million, or $153,000 per room. Chatham will provide certain management services to the Innkeepers JV and will receive a promote interest based on the Innkeepers JV meeting certain return thresholds.

Based on the net purchase price for the Innkeepers JV Sale, Chatham expects to recognize an economic gain of approximately $77 million. The Company expects that this gain will be rolled tax-free between the basis of its investment in the Innkeepers JV and the four hotels that comprise the Four-Pack Acquisition. Following completion of the Innkeepers JV Sale and the Four-Pack Acquisition, the four hotels being acquired by Chatham and all of the 47 hotels owned by the Innkeepers JV will continue to be managed by Island Hospitality Management, a hotel management company that is 90 percent-owned by Jeffrey Fisher, Chatham’s Chief Executive Officer.

The Purchase and Sale Agreement contains representations, warranties and conditions customary for transactions of this type, including the satisfaction of certain U.S. federal income tax conditions on the part of the sellers. Subject to certain limitations, NewInk JV, on the one hand, and the sellers, on the other hand, have also agreed to indemnify the other for breaches of representations, warranties and covenants and other specified matters. Completion of each of the Innkeepers JV Sale and the Four-Pack Acquisition is contingent upon satisfaction of certain closing conditions, with closing expected for each acquisition by the end of the second quarter of 2014. Accordingly, until the closing of these acquisitions, there can be no assurance that NorthStar will complete the Innkeepers JV Sale or Chatham will complete the Four-Pack Acquisition.

The foregoing description of the Purchase and Sale Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Purchase and Sale Agreement, which will be filed with Chatham’s Form 10-Q for the quarter ended June 30, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHATHAM LODGING TRUST
(Registrant)

May 14, 2014	By:	/s/ Dennis M. Craven

Name: Dennis M. Craven
Title: Executive Vice President and Chief Financial Officer